UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2011

Commission File Number 333-117800

Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

301 Bell Street

Dubuque, Iowa 52001

(Address of executive offices, including zip code)

(563) 690-4975

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On January 27, 2011, Peninsula Gaming LLC (the “Company”) announced a proposed offering of $50 million in aggregate principal amount of 10 3/4% Senior Unsecured Notes due 2017 (the “Unsecured Notes”). The Unsecured Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act. The Unsecured Notes have not been registered under the Securities Act, any other federal securities laws or the securities laws of any state, and until so registered, the Unsecured Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

In connection with the offering of the Unsecured Notes, the Company disclosed certain information in an offering circular to prospective investors, including the information set forth below. Not all of the information contained in the offering circular appears below. Accordingly, certain sections referred to in cross references and certain definitions do not appear below.

Unless otherwise indicated, the terms the “Peninsula,” “Company,” “we,” “us” and “our” refer to Peninsula Gaming, LLC and its subsidiaries, unless the context requires otherwise.

Overview

We are a casino entertainment company with gaming operations in local markets in Iowa and Louisiana. Founded in 1999, we seek to develop quality gaming operations in highly protected markets and currently own and operate three facilities we developed and built as well as one riverboat facility which we acquired in 2009, as described below. We are beginning development of a new gaming facility in Mulvane, Kansas.

The following summarizes certain features of our gaming properties as of January 10, 2011:

	Diamond Jo	Evangeline Downs	Diamond Jo Worth	Amelia Belle
Opened	December 2008 (replacing previous facility operating since 1994)	December 2003	April 2006 (expansion completed in April 2007)	May 2007 (acquired in October 2009)

Location	Dubuque, Iowa	Opelousas, Louisiana	Northwood, Iowa	Amelia, Louisiana

Size	188,000 square feet (“sq. ft.”)	120,000 sq. ft.	107,213 sq. ft.	89,641 sq. ft.

Gaming	• 979 slots • 19 table games	• 1,424 slots • 980 horse capacity	• 962 slots • 22 table games	• 841 slots • 17 table games

Amenities	• 904 person capacity entertainment venue • 30-lane bowling center • 133-seat steakhouse • 184-seat buffet • 46-seat deli/coffee shop	• Seasonal thoroughbred and quarterhorse horses • Five off-track betting parlors • 140-seat steakhouse • 353-seat buffet • 90-seat café • 1,200-seat event center • Third-party 117-room hotel	• 525-seat entertainment venue • 7 table poker room • 114-seat steakhouse • 190-seat buffet • 52-seat Burger King • 21-seat Subway restaurant • Third-party 102-room hotel	• 3 table poker room • 153-seat buffet • Banquet room

Parking	1,698 parking spaces	2,345 parking spaces	1,283 parking spaces	597 parking spaces

Operating Strategy

Our operating strategy focuses on three main areas:

•

Capitalizing on our recently constructed, state-of-the-art principal entertainment venues. Three of our facilities are land-based and have been constructed from the ground up within approximately the last seven years, including the Diamond Jo in Dubuque, Iowa, which opened to the public in December 2008 to replace our former riverboat facility located there. In addition, our Amelia Belle riverboat was substantially renovated prior to its opening in Amelia, Louisiana in May 2007, and we completed another $7.5 million renovation after our acquisition of the facility in 2009. At each of our facilities, our team members are dedicated to providing exceptional guest service. In addition, our management team continues its focus on delivering a tailored mix of slot machines and table games as well as offering high quality, comprehensive dining and entertainment amenities for the local markets that we serve. We believe the quality of our venues and dedicated service is what differentiates us from our competitors.

•

Targeted database marketing. Most of our revenue comes from guests located within 100 miles of our facilities. We utilize targeted database marketing strategies to increase visitation and maximize game play and profitability of each guest at our venues through customized incentives and marketing for various levels of play. Our “rewards” program rewards our guests based on their level of play and offers a variety of rewards ranging from free-play on our slot machines to complimentary food to events offered through our many amenities. Our disciplined approach to our database marketing has continued to drive business while maintaining strong operating margins.

•

Branded advertising. We utilize focused advertising dollars on select outdoor, print and television advertising within our markets to create a high level of local brand recognition. The Diamond Jo brand was established over 15 years ago in Dubuque and its association with being a quality local market establishment was instrumental in opening the Diamond Jo Casino in Worth County, Iowa. Evangeline Downs in Opelousas, Louisiana first began racing operations in the area in 1967, and we are able to carry that brand recognition to our several off-track betting/video poker operations within a broader area around Evangeline Downs. After acquiring the Amelia Belle Casino, we retained the Amelia Belle name and we continue to increase its brand recognition throughout the local area.

Business Strengths

Highly Protected Markets. Our properties are located in markets with limited direct competition. Currently, there are no new gaming licenses available in Iowa and, although there is one license application pending in Louisiana, we do not anticipate the awarding of that license will have a material impact on our properties. Therefore, the competitive landscape across our target markets is expected to remain favorable. In central Louisiana, Evangeline Downs is the only racino within a 120-mile radius and the only gaming facility within a 50-mile radius. Among its nearest competitors, Evangeline Downs is differentiated by its diverse suite of quality amenities and ease of access. In Worth County, Iowa, Diamond Jo Worth is the only casino within a 90-mile radius. In Dubuque, the Diamond Jo competes with a dog-track/casino located approximately three miles away. However, our newly completed, $82 million state-of-the-art facility, with its favorable location at the confluence of three major regional highways and within the Port of Dubuque, historically has allowed it to capture a greater market share. At the Amelia Belle Casino, the closest gaming facility is located 30 miles to the northwest; however, the Amelia Belle Casino is the closest facility to the southern Louisiana regional population centers of Morgan City, Houma and Thibodaux, Louisiana. Our new Kansas Star Casino, Hotel and Event Center in Mulvane, Kansas will be the only casino authorized by the state of Kansas for its south central gaming zone. The closest gaming facility to our proposed casino is approximately 55 miles away in Newkirk, Oklahoma.

Emphasis on Slot Play. We emphasize slot machine wagering, which we believe is typically both the highest margin and most predictable component of the gaming industry. Slot machines do not have the staffing requirements of table games nor do they have the variation in hold percentages attributable to “luck” that characterize the table game side of the casino business. We believe that this affords us a more stable and predictable revenue stream, as well as consistently strong margins.

Low Maintenance Capital Expenditures. All of our existing properties were recently built or renovated and require minimal maintenance capital expenditures over the next few years to remain operational and competitive. We opened our new facility at the Diamond Jo in Dubuque in December 2008 at a cost of $82 million. The Diamond Jo Worth opened in April 2006 and an expansion of the property was completed in April 2007 at a total cost of $74 million. Evangeline Downs opened in December 2003 at a cost of $130 million. The Amelia Belle Casino riverboat was substantially renovated prior to its opening in Amelia, Louisiana in May 2007 and we completed another $7.5 million renovation in the first quarter of 2010 after our acquisition of the facility.

Strategically Diverse Property Base. We believe that we benefit from the diverse locations of our properties. For the first nine months of 2010, Evangeline Downs, Diamond Jo, Diamond Jo Worth and Amelia Belle generated 36%, 22%, 27% and 15% of our net revenues, respectively. Furthermore, our regional and jurisdictional risk is well diversified between Iowa and Louisiana on a revenue basis. In addition, all of the properties are located far enough away from each other such that they do not materially overlap in customer base, yet are close enough within their respective regions to enjoy certain operational synergies. The Kansas Star project is also consistent with this strategy.

Proven and Experienced Management Team. Our senior management team is comprised of four individuals with extensive operating and development experience at our gaming properties, and in other regional and national (i.e., Atlantic City and Las Vegas) markets. Our team has established a track record for managing large development projects to completion on time and within budget. They have grown Peninsula from a single riverboat casino property to four properties and, based on results for the twelve month period ended September 30, 2010, they will have grown revenues from $45.8 million in 1999 to $312.0 million, equating to a 19% compounded annual growth rate. The senior management team is supported by experienced general managers local to each property.

Kansas Development Project

The state gaming regulations in Kansas provide for four designated gaming zones, with a single state-sanctioned casino to be located in each such zone. Instead of issuing gaming licenses, Kansas regulations authorize a gaming operation through the execution of a management contract between the State of Kansas and the commercial gaming operator. Like a license, the management contract confers the exclusive right to operate the lottery gaming business in the designated gaming zone for a period of 15 years, which may be renewed by the Kansas Lottery Commission. The management contract gives the gaming operator the right to own and develop all of the assets of the casino and related amenities (except for lottery games, including slot machines and table games) and manage the operation of the games on behalf of the State. The gaming operator purchases the games on behalf of the State and transfers title to the State of Kansas for the duration of the contract. If this management agreement were to eventually expire, title to these games would be transferred to the gaming operator if legally permitted, or the games would be sold and the State of Kansas would convey the residual value of such games to the gaming operator. The State of Kansas retains the discretion to renew or renegotiate the management contract at the expiration of the initial 15 year term.

On January 14, 2011, we received final approval by the State of Kansas to develop, construct and operate a casino in the South Central Gaming Zone. Pursuant to the terms of a Lottery Gaming Facility Management Contract, which contract will be assigned on or prior to the consummation of this offering by PGP to KSC, our Kansas operating subsidiary, the State will retain 27-31% of gross gaming revenue, based on a tiered revenue structure, and we will receive the balance of gross gaming revenue and retain all non-gaming revenue.

Our facility, to be named the Kansas Star Casino, Hotel & Event Center (“Kansas Star”), will be located in Mulvane, Kansas, approximately 14 miles south of Wichita, Kansas in Sumner County, where gaming is permissible by local referendum. Kansas Star will be situated immediately off Interstate 35 when entering Sumner County from Wichita. Wichita is the largest city in Kansas, and there are approximately 375,000 adults living within 25 miles of our location and approximately 475,000 within 50 miles. Interstate 35 is the main north/south highway between Kansas and Oklahoma, which is located approximately 33 miles south of our location.

The closest gaming facilities in Oklahoma, two Native American casinos, are both located approximately 55 miles from our location and the closest gaming facility in the State of Kansas is located approximately 170 miles from our location.

The Kansas Star will be designed and built to cater to the greater Wichita area market, while also offering a regional destination attraction. Our amenities and marketing programs will focus on local repeat customers, similar to our existing properties. Our prairie-inspired décor will provide a comfortable and relaxing gaming environment. Additionally, we expect our multi-use event facility and equine center to draw visitors from outside the greater Wichita area. The design and construction team for this project includes YWS Architects and Conlon Construction, the same architect and construction manager that designed and built our Diamond Jo casino in Dubuque, Iowa. We have also engaged Cleo Designs for interior design and Populous for the design of our equine center and multi-use event center.

The Kansas Star will be built in two phases. The first phase will include 1,500 slot machines, 42 table games, 10 poker tables, 150 hotel rooms, approximately 2,800 parking spaces, a 250-seat buffet, a 140-seat steakhouse, a two outlet food court, and a 100,000 sq. ft. indoor event facility. Construction will begin during the first quarter of 2011. While the first phase is expected to be completed in January 2013, we plan to begin operating 1,310 slots machines and 32 table games by January 2012 from within the event center in the interim. The second phase will include an additional 500 slot machines (thus expanding the total to 2,000 slot machines), an additional 8 table games (bringing the total to 50 table games), an expansion of the equine center with multiple arenas and barn facilities, a sports bar, 750 additional parking spaces, parking for 80 recreational vehicles, and 150 additional hotel rooms (bringing the total to 300 rooms). The second phase is scheduled for completion by January 2015.

The first phase budget for the Kansas Star is $230 million. This includes a $25 million privilege fee payable to the State of Kansas, $20 million for land purchases, $105 million for site-work and construction, $20 million for the hotel, $42.5 million for equipment and $17.5 million for pre-opening and development costs, such as architectural and design work, cage cash and other costs. To date, we have paid the privilege fee and spent $3 million on capitalized land deposits and development costs.

In addition to the net proceeds from the offering of the Additional Notes, we plan to (i) obtain slot vendor and equipment financing of $42 million, (ii) use cash flow from our existing operations, (iii) use cash flow from the interim casino operations at Kansas Star before the first phase of the project is complete to fund phase one of the Kansas Star development project and (iv) incur up to $80.0 million in additional senior secured debt (see “—Related Transactions” below for additional information). Further, we have executed a term sheet and expect to enter into an agreement with a third party hotel developer/operator to separately build, finance, and operate the $20 million hotel, although no assurances can be given that we will obtain the slot vendor and equipment financing or enter into a separate hotel agreement.

In addition to the sources above, our senior secured credit facility, based on availability at the time, may also be used to help fund any shortfall if necessary.

The second phase of the Kansas Star is budgeted at $65 million and is expected to be funded from cash flows from operations and, if necessary, availability under our senior secured credit facility. See “Use of Proceeds” and “Risk Factors—Risk Factors Relating to Construction—There are significant risks associated with our planned development of the Kansas Star facility, which could adversely affect our financial condition, results of operations or cash flows from these planned facilities.”

Related Transactions

The indenture (the “Secured Notes Indenture”) governing our existing 8 3/8% Senior Secured Notes due 2015 (the “Secured Notes”) currently permits us to incur up to $130.0 million in aggregate principal amount of first-lien senior secured debt. Concurrent with this offering, we are soliciting consents from the holders of our Secured Notes to amend the Secured Notes Indenture. The proposed amendment, if adopted, would permit the issuance of additional second-lien Secured Notes under the first-lien senior secured debt basket in the Secured Notes Indenture (with any issuance of any additional second-lien Secured Notes under that basket effectively reducing the amount of first-lien debt that can be incurred under the Secured Notes Indenture). Adoption of the proposed amendment requires the consent of the holders of at least a majority in aggregate principal amount of the outstanding Secured Notes. If the proposed amendments are adopted, subject to market and other conditions, we expect to commence an offering of $80.0 million in aggregate principal amount of additional second-lien Secured Notes.

In connection with the consent solicitation, we are offering a consent fee of $1.25 per $1,000 principal amount of Secured Notes held by a holder with respect to which a valid consent is given. If the proposed amendment were adopted by 100% of the holders of Secured Notes, the aggregate consent fee paid in connection with the consent solicitation would be $0.3 million. The “As Adjusted” data presented in this offering circular under the captions “Summary Historical and As Adjusted Financial Data” and “Capitalization” do not give effect to the payment of any consent fees in connection with the concurrent consent solicitation; however, the payment of $0.3 million in consent fees is reflected in the “As Further Adjusted” columns.

This offering circular is not a solicitation of consents with respect to the Secured Notes. The consent solicitation is being made solely by the Consent Solicitation Statement dated January 27, 2011 and the related consent form, which set forth the complete terms of the consent solicitation. In addition, this offering circular is not an offer to sell or a solicitation of an offer to buy any additional Secured Notes. A future offering of additional Secured Notes, if any, would be made only by a separate offering circular or offering memorandum which would be made available at the time of such offering.

In conjunction with the Secured Notes consent solicitation, we expect to enter into a consent and amendment under our senior secured credit facility to, among other things, permit the issuance of up to $80.0 million of additional Secured Notes, reduce availability under our credit facility from $58.5 million to $50.0 million and to permit certain capital expenditures in connection with the Kansas Star development project. See “Description of Certain Indebtedness—PGL Credit Facility.”

No assurances can be given that we will (i) obtain the consent under the Secured Notes Indenture, (ii) obtain the consent and amendment under our senior secured credit facility or (iii) issue any additional Secured Notes. If we do not obtain the requisite consents or decide not to issue any additional Secured Notes, we may in the future incur other additional secured indebtedness, including in connection with a refinancing of our existing senior secured credit facility, to provide for funding of the Kansas Star development project.

Summary Historical and As Adjusted Financial Data

The following tables set forth certain summary historical financial information for each of the years in the three-year period ended December 31, 2009, for the nine months ended September 30, 2009, as of and for the nine months ended September 30, 2010, for the last twelve months ended September 30, 2010 and as adjusted financial information as of September 30, 2010. The summary historical and as adjusted financial data set forth below should be read in conjunction with (i) the sections entitled “Use of Proceeds” and “Capitalization” each of which are contained elsewhere in this offering circular and (ii) PGL’s consolidated financial statements and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in PGL’s annual report on Form 10-K for the year ended December 31, 2009 and quarterly report on Form 10-Q for the quarterly period ended September 30, 2010, each of which is filed with the SEC, and incorporated herein by reference.

The summary historical consolidated financial information for PGL for each of the years in the three-year period ended December 31, 2009 has been derived from PGL’s audited consolidated financial statements. The summary historical consolidated financial information for PGL for the nine months ended September 30, 2009, and as of and for the nine months ended September 30, 2010 has been derived from PGL’s condensed unaudited consolidated financial statements, and includes, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such information. The financial data presented for the interim periods is not necessarily indicative of the results for the full year.

The summary unaudited historical consolidated financial information for the last twelve months ended September 30, 2010 was calculated by subtracting the summary historical consolidated financial information for the nine months ended September 30, 2009 from the summary historical consolidated financial information for the year ended December 31, 2009, and then adding the summary historical consolidated financial information for the nine months ended September 30, 2010.

The as adjusted condensed unaudited financial information as of September 30, 2010 set forth under the “As Adjusted” column has been derived from PGL’s unaudited financial statements as of September 30, 2010 and has been prepared to give effect to the issuance of the Additional Notes and the payment of certain fees associated therewith as if such transaction had occurred as of September 30, 2010. The as further adjusted condensed unaudited financial information as of September 30, 2010 set forth under the “As Further Adjusted” column has been derived from PGL’s unaudited financial statements as of September 30, 2010 and has been prepared to give effect to the issuance of the Additional Notes, a potential future issuance of additional Secured Notes (as discussed under “Summary—Kansas Development Project—Related Transactions”) and the payment of certain fees associated therewith as if such transaction had occurred as of September 30, 2010. Such data is based on assumptions of management and is presented for illustrative and informational purposes only and does not purport to represent what our actual financial position would have been had the above transaction actually been completed on the date indicated and is not necessarily indicative of our financial position as of the specified date or in the future.

This offering circular is not an offer to sell or a solicitation of an offer to buy any additional Secured Notes. A potential future offering of additional Secured Notes, if any, would be made only by a separate offering circular or offering memorandum which would be made available at the time of such offering.

	Year Ended December 31,			Nine Months Ended September 30,		Last Twelve Months Ended September 30,
	2007	2008	2009	2009	2010	2010
	(Dollars in thousands)
PGL Statement of Operations Data:
Net revenues	$253,193	$259,153	$286,280	$216,669	$242,414	$312,025
Expenses	220,470	199,228	228,849	171,425	193,401	250,825
Depreciation and amortization	20,728	20,134	24,651	17,845	22,142	28,948
Income from operations	32,723	59,925	57,431	45,244	49,013	61,200
Interest expense, net of amounts capitalized	40,505	39,634	50,407	35,621	44,684	59,470
Net income (loss)	(5,154)	22,756	(13,441)	(11,347)	6,001	3,907

Other Financial Data:
Adjusted EBITDA(1)	$80,112	$79,690	$87,975	$67,458	$75,763	$96,280
Capital expenditures	40,897	69,256	29,870	23,086	15,129	37,827

	As of September 30, 2010
	Actual	As Adjusted	As Further Adjusted(2)
	(Dollars in thousands)
PGL Balance Sheet Data:
Total cash and cash equivalents(3)	$23,572	$71,172	$148,072
Total assets	527,581	577,581	657,581
Senior secured debt(4)	241,032	241,032	321,032
Total debt	538,852	588,852	668,852
Net debt(5)	515,280	517,680	520,780

As of September 30, 2010
	Actual	As Adjusted	As Further Adjusted(2)
PGL Financial Ratios:(6)
Senior secured debt/LTM Adjusted EBITDA	2.5x	2.5x	3.3x
Net debt(5)/LTM Adjusted EBITDA	5.4x	5.4x	5.4x

(1)	EBITDA is defined as earnings before loss on early retirement of debt, net interest expense, depreciation and amortization and gain or loss on disposal of assets. Adjusted EBITDA is EBITDA adjusted for affiliate management fees, pre-opening expense, development expense or income, impairment on assets held for sale and non-cash equity based compensation. EBITDA and Adjusted EBITDA are presented to enhance the understanding of our ability to service our debt. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that EBITDA and Adjusted EBITDA are used by certain investors as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measurements determined in accordance with GAAP, are unaudited and should not be considered alternatives to, or more meaningful than, net income or income from operations, as indicators of our operating performance, or cash flows from operating activities, as measures of liquidity or any other measure determined in accordance with GAAP. EBITDA and Adjusted EBITDA may not be the same as that of similarly named measures used by other companies. The definition of Adjusted EBITDA as used in this presentation is consistent with the definition of Consolidated EBITDA as used in the Indenture. The definition of EBITDA as used in this presentation is not consistent with any term in the Indenture or any of our other debt agreements.
(2)	As Further Adjusted data assumes payment of $0.3 million in consent fees in connection with the concurrent consent solicitation discussed under the caption “Summary—Kansas Development Project—Related Transactions.”

The following tables set forth, for the periods indicated, a reconciliation of Adjusted EBITDA to net income (loss):

	Year Ended December 31,			Nine Months Ended September 30,		Last Twelve Months Ended September 30,
	2007	2008	2009	2009	2010	2010
	(Dollars in thousands)
PGL Adjusted EBITDA Reconciliation:
Net income (loss)	$(5,154)	$22,756	$(13,441)	$(11,347)	$6,001	$3,907
Loss on early retirement of debt	—	—	22,475	22,475	—	—
Interest expense, net of amounts capitalized	40,505	39,634	50,407	35,621	44,684	59,470
Interest income	(2,628)	(2,465)	(2,010)	(1,505)	(1,672)	(2,177)
Depreciation and amortization	20,728	20,134	24,651	17,845	22,142	28,948
Loss (gain) on disposal of assets	2,731	95	1,770	1,983	54	(159)

EBITDA	56,182	80,154	83,852	65,072	71,209	89,989

Affiliate management fees	5,218	5,401	5,318	4,094	4,493	5,717
Pre-opening expense	375	785	6	—	33	39
Development expense (income)	8,041	(922)	1,211	704	28	535
Impairment on assets held for sale	—	831	—	—	—	—
Non-cash equity based compensation	10,296	(6,559)	(2,412)	(2,412)	—	—

Adjusted EBITDA	$80,112	$79,690	$87,975	$67,458	$75,763	$96,280

(3)	Total cash and cash equivalents as presented in the As Adjusted and As Further Adjusted columns has not been adjusted to give effect to our payment in November 2010 of a $25.0 million privilege fee to the State of Kansas in connection with our development of the Kansas Star. Total assets, net debt, and the ratio of net debt/LTM Adjusted EBITDA, in each case as presented in the As Adjusted and As Further Adjusted columns, have also not been adjusted to give effect to this payment. The privilege fee was paid using cash on hand and borrowings under the PGL Credit Facility. As of the date of this offering circular, we have no outstanding borrowings under the PGL Credit Facility.
(4)	Senior secured debt is equal to total debt minus the aggregate principal amount of the Outstanding Notes (and the Additional Notes offered hereby with respect to the As Adjusted and As Further Adjusted data), net of discount.
(5)	Net debt is equal to total debt minus total cash and cash equivalents. Net debt as presented in the As Adjusted and As Further Adjusted columns has not been adjusted to give effect to the change in total cash and cash equivalents as a result of our payment in November 2010 of a $25.0 million privilege fee to the State of Kansas in connection with our development of the Kansas Star. The privilege fee was paid using cash on hand and borrowings under the PGL Credit Facility. As of the date of this offering circular, we have no outstanding borrowings under the PGL Credit Facility.
(6)	Financial ratios are based on Adjusted EBITDA for the twelve month period ended September 30, 2010 (“LTM Adjusted EBITDA”).

RISK FACTORS

Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment.

Risk Factors Relating to Our Business

Our future operating performance could be adversely affected by disruptions in operations and reduced patronage of our properties as a result of poor economic conditions, severe weather and other factors.

Our future operating performance could be adversely affected by disruptions and reduced patronage of our properties as a result of poor economic conditions, severe weather and other factors. The impact of these factors will be more significant to us than it would be to a more diversified gaming company. Any or all of our properties could be completely or partially closed due to, among other things, severe weather, casualty, mechanical failure, including the failure of our slot machines, physical damage or extended or extraordinary maintenance or inspection. For example, Hurricane Gustav forced the closure of Evangeline Downs for five days in 2008 and, prior to our acquiring ABC, Hurricane Katrina caused the shut down of the Amelia Belle Casino from August 2005 to May 2007. Severe or inclement weather may also cause the closure of, or limit the travel on, highways which provide access to our properties and could reduce the number of people visiting these facilities. In addition, to maintain our gaming license for our racino, we must have a minimum of 80 live racing days in a consecutive 20-week period each year of live horse race meetings at the racetrack, and poor weather conditions may make it difficult for us to comply with this requirement. Although we maintain insurance policies, insurance proceeds may not adequately compensate us for all economic consequences of any such event.

We are also vulnerable to any adverse changes in general political, financial and economic conditions (including as a result of international conflict) and any negative economic, competitive, demographic or other conditions affecting the States of Iowa, Kansas and Louisiana, the cities in which we operate (or will begin operating) and the surrounding areas from which we expect to attract patrons. If the economy of any of these areas suffers a downturn or if any of these areas’ larger employers lay off workers, we may be adversely affected by the decline in disposable income of affected consumers. In addition, the current recession or further downturn in the general economy, or in a region constituting a significant source of customers for our properties, including the oil and gas industry in Louisiana, could have a negative impact on our operations. Any of the foregoing factors could limit or result in a decrease in the number of patrons at any of our properties or a decrease in the amount that patrons are willing to wager.

We have had a net loss in recent years and may experience net losses in the future.

We had net losses for the years ended December 31, 2009 of $13.4 million (including $22.5 million related to a loss on early retirement of debt), December 31, 2007 of $5.2 million and December 31, 2005 of $3.4 million. As we continue to execute our business strategy, we may experience net losses in the future, which could have an adverse affect on our business, prospects, financial condition, results of operations and cash flows.

If we fail to meet the minimum live racing day requirements, our gaming license with respect to the racino will be canceled and all slot machine gaming at the racino must cease.

Louisiana gaming regulations and our gaming license for the Evangeline Downs require that we, among other things, have a minimum of 80 live racing days in a consecutive 20-week period each year of live horse race meetings at the horse racetrack. Live racing days typically vary in number from year to year and are based on a number of factors, many of which are beyond our control, including the number of suitable race horses and the occurrence of severe weather. If we fail to have the minimum number of live racing days, our gaming license with respect to the racino may be canceled, and the casino will be required to cease operations. Any cessation of our operation would have a material adverse affect on our business, prospects, financial condition, results of operations and cash flows.

Increased competition may have a material adverse effect on our business, financial condition and results of our existing operations.

The gaming industry is intensely competitive. If our existing competitors expand and/or upgrade their facilities or operate more efficiently than we do, new gaming firms enter the markets in which we operate or our competitors offer amenities that our casinos do not have, we could lose market share in our existing gaming markets or such markets could become saturated and new opportunities for expanding our business could become limited. As a result, increased competition could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In Dubuque, Iowa, we face competition primarily from Mystique, a pari-mutuel greyhound racing facility. Mystique’s facility includes 959 slot machines, 19 table games and 4 poker tables. The Mystique is owned and operated by the Dubuque Racing Association (the “DRA”). Besides Mystique, we also currently face limited competition from other gaming facilities located approximately 60 to 120 miles from our operations in Dubuque.

Our primary competition at the Diamond Jo Worth casino is from the Native American gaming operations in Minnesota, the closest being approximately 110 miles from the Diamond Jo Worth casino. In addition, a casino in Emmetsburg, Iowa, located approximately 90 miles from Diamond Jo Worth casino, commenced operations in June 2006.

In Louisiana, we face competition from several casinos and pari-mutuel gaming facilities located 50 to 100 miles from our racino, including Native American casinos in Charenton, Kinder and Marksville, Louisiana, and riverboat casinos in Baton Rouge and Lake Charles, Louisiana. The nearest horse racetrack to our racino that is allowed to have gaming operations is located in Vinton, Louisiana. We also face competition from truck stop video poker parlors and OTBs in the areas surrounding Lafayette and Opelousas, Louisiana.

The Amelia Belle Casino faces competition from Cypress Bayou Casino in Charenton, Louisiana (approximately 35 miles to the northeast), the Belle of Baton Rouge Casino and the Hollywood Casino in Baton Rouge, Louisiana (approximately 70 miles to the northeast) and from Boomtown Casino in Harvey, Louisiana and Treasure Chest Casino in Kenner, Louisiana (both approximately 70 miles east). Additionally, Louisiana’s only land-based casino, Harrah’s New Orleans, is located approximately 80 miles to the east of Amelia. The nearest horse racetrack that is allowed to have gaming operations is also located in New Orleans, Louisiana. The Amelia Belle Casino also faces competition from truck stop video poker parlors and OTBs in the areas surrounding Amelia, Louisiana.

We could also face additional competition if Louisiana or Iowa or any of the states bordering Iowa or Louisiana (i) adopts laws authorizing new or additional gaming or (ii) grants new licenses to licensees located in and around the markets in which we operate. Louisiana is currently conducting a process to award an additional gaming license for a gaming facility expected to be located in either Lake Charles or New Orleans, Louisiana. We do not anticipate that this new license, if granted, would have a material impact on our properties.

We also compete to some extent with other forms of gaming on both a local and national level, including state-sponsored lotteries, charitable gaming, on- and off-track wagering, Internet gaming, and other forms of entertainment, including motion pictures, sporting events and other recreational activities. It is possible that these secondary competitors could reduce the number of visitors to our facilities or the amount they are willing to wager, which could have a material adverse effect on our ability to generate revenue or maintain our profitability and cash flows.

Increased competition may require us to make substantial capital expenditures to maintain and enhance the competitive positions of our properties, including updating slot machines to reflect changing technology, refurbishing rooms and public service areas periodically, replacing obsolete equipment on an ongoing basis and making other expenditures to increase the attractiveness and add to the appeal of our facilities. Because we are highly leveraged, after satisfying our obligations under our outstanding indebtedness, there can be no assurance that we will have sufficient funds to undertake these expenditures or that we will be able to obtain sufficient financing to fund such expenditures. If we are unable to make such expenditures, our competitive position could be materially adversely affected.

Competition from gaming in Oklahoma and increased competition in Kansas may have a material adverse effect on the business performance, financial condition and operating results of the Kansas Star Casino.

The Kansas Star will be located approximately 33 miles north of the Kansas/Oklahoma border and, once opened, will face competition from established gaming facilities in Kansas and Oklahoma. In addition to potential expansion of gaming facilities in Oklahoma, the Kansas Star may face additional competition in the Wichita, Kansas metropolitan area. The Wyandotte Nation of Oklahoma has filed an application with the U.S. Department of Interior to have certain land located in Park City, Kansas (in the Wichita metro area) taken into trust by the U.S. Government and to permit gaming. If successful, the Wyandotte Nation would be permitted to open a Class II gaming facility, and upon negotiation of a compact with the State of Kansas would be permitted to open a Class III gaming facility.

For additional competitive risks we will face in this market once we begin operations, see “Increased competition may have a material adverse effect on our business, financial condition and results of our existing operations.”

Adverse resolution of legal proceedings may harm our business and results of operations.

We are party to lawsuits in the normal course of business. We may also become party to lawsuits relating to transactions in which we are involved, administrative hearings relating to gaming matters or other legal proceedings. Litigation or other legal proceedings can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business or results of operations.

In particular, in November 2009 PGP paid $25,000 to Webster County Entertainment, LLC (“WCE”) in connection with a potential casino development opportunity in Fort Dodge, Iowa. Following PGP’s payment to WCE, the principals of WCE made contributions to the Iowa Governor’s re-election campaign. On October 11, 2010, a special prosecutor for the State of Iowa filed charges against PGP, Brent Stevens, Chairman and Chief Executive Officer of PGP and the Company, and Jonathan Swain, Chief Operating Officer of PGP and the Company, charging each with misdemeanor violations of Iowa’s campaign finance laws related to making a campaign contribution in the name of another and failing to disclose a campaign contribution. A trial date for this matter is currently scheduled for June 20, 2011. The maximum penalty for such a misdemeanor violation under applicable law is a fine of up to $1,875 and a possible jail term of up to one year.

While we believe that these misdemeanor charges will not have a material adverse effect on our business and results of operations, legal proceedings of this nature are inherently unpredictable and no assurances can be given as to its result. An adverse outcome could be disruptive to our management and operations. The Iowa Racing and Gaming Commission has broad discretion to consider all actions by its licensees in its regulation of gaming in the State of Iowa and may exercise its discretion to consider the charges and any potential adverse outcome relating to the charges when determining whether to take action, if any. An adverse outcome in this matter and any consequent actions by the Iowa Racing and Gaming Commission, or any gaming authorities in Louisiana or Kansas, could have a material adverse effect on our business and results of operations. Also see

“—Extensive gaming and racing-related regulation continuously impacts our operations and changes in such laws may have a material adverse effect on our operations by, among other things, prohibiting or limiting gaming in the jurisdictions in which we operate.”

Extensive gaming and racing-related regulation continuously impacts our operations and changes in such laws may have a material adverse effect on our operations by, among other things, prohibiting or limiting gaming in the jurisdictions in which we operate.

The ownership, management and operation of our gaming facilities are subject to extensive laws, regulations and ordinances which are administered by the Iowa Racing and Gaming Commission, the Kansas Lottery Commission, the Kansas Racing and Gaming Commission, the Louisiana State Gaming Control Board, the Louisiana State Racing Commission and various other federal, state and local government entities and agencies. We are subject to regulations that apply specifically to the gaming industry and horse racetracks and casinos, in addition to regulations applicable to businesses generally. If current laws, regulations or interpretations thereof are modified, or if additional laws or regulations are adopted, it could have a material adverse effect on our business.

Legislative or administrative changes in applicable legal requirements, including legislation to prohibit casino gaming, have been proposed in the past. For example, in 1996, the State of Louisiana adopted a statute in connection with which votes were held locally where gaming operations were conducted and which, had the continuation of gaming been rejected by the voters, might have resulted in the termination of operations at the end of their current license terms. During the 1996 local gaming referendums, Lafayette Parish voted to disallow gaming in the Parish, whereas St. Landry Parish, the site of our racino, voted in favor of gaming. All parishes where riverboat gaming operations are currently conducted voted to continue riverboat gaming, but there can be no guarantee that similar referenda might not produce unfavorable results in the future. Proposals to amend or supplement the Louisiana Riverboat Economic Development and Gaming Control Act and the Pari-Mutuel Act also are frequently introduced in the Louisiana State legislature. In the 2001 session, a representative from Orleans Parish introduced a proposal to repeal the authority of horse racetracks in Calasieu Parish (the site of Delta Downs) and St. Landry Parish (the site of our racino) to conduct slot machine gaming at such horse racetracks and to repeal the special taxing districts created for such purposes. If adopted, this proposal would have effectively prohibited us from operating the casino portion of our racino. In addition, the Louisiana legislature, from time to time, considers proposals to repeal the Pari-Mutuel Act.

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our properties owned by DJL, EVD, DJW, ABC, and KSC. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on us.

The legislation permitting gaming in Iowa authorizes the granting of licenses to “qualified sponsoring organizations.” Such “qualified sponsoring organizations” may operate the gambling structure itself, subject to satisfying necessary licensing requirements, or it may enter into an agreement with an operator to operate gambling on its behalf. An operator must be approved and licensed by the Iowa Racing and Gaming Commission. The DRA, a not-for-profit corporation organized for the purpose of operating a pari-mutuel greyhound racing facility in Dubuque, Iowa, first received a riverboat gaming license in 1990 and, pursuant to the Amended DRA Operating Agreement, has served as the “qualified sponsoring organization” of the Diamond Jo since March 18, 1993. The term of the Amended DRA Operating Agreement expires on December 31, 2018. The Worth County Development Authority (“WCDA”), pursuant to the WCDA Operating Agreement, serves as the “qualified sponsoring organization” of Diamond Jo Worth. The term of the WCDA Operating Agreement expires on March 31, 2015, and is subject to automatic three year renewal periods. If the Amended DRA Operating Agreement or WCDA Operating Agreement were to terminate, or if the DRA or WCDA were to otherwise discontinue acting as our “qualified sponsoring organization” with respect to our operation of the Diamond Jo or Diamond Jo Worth, respectively, and we were unable to obtain a license from the Iowa Racing and Gaming Commission for an alternative “qualified sponsoring organization” to act on our behalf, we would no longer be able to continue our Diamond Jo or Diamond Jo Worth operations, which would materially and adversely affect our business, results of operations and cash flows.

Changes in legislative rules and regulations may have a material adverse effect on our operations.

Changes in federal or state laws, rules and regulations, including tax laws, affecting the gaming industry, or in the administration of such laws, could have a material adverse affect on our business. Regulatory commissions and state legislatures from time to time consider limitations on the expansion of gaming in jurisdictions where we operate and other changes in gaming laws and regulations. Proposals at the national level have included a federal gaming tax and limitations on the federal income tax deductibility of the cost of furnishing complimentary promotional items to customers, as well as various measures which would require withholding on amounts won by customers or on negotiated discounts provided to customers on amounts owed to gaming companies. Proposals at the state level have also included changes in the gaming tax rate. It is not possible to determine with certainty the likelihood of possible changes in tax or other laws affecting the gaming industry or in the administration of such laws. The changes, if adopted, could have a material adverse effect on our business, results of operations and cash flows.

Legislation in various forms to ban indoor tobacco smoking has recently been enacted or introduced in many states and local jurisdictions, including the jurisdictions in which we operate (or will begin operating). The current restrictions limit the areas in which smoking in the casinos is permitted in the jurisdictions in which we operate (or will begin operating). If additional restrictions on smoking are enacted in such jurisdictions, particularly if such restrictions ban tobacco smoking on the casino gaming floor, our business could be materially and adversely affected.

Revocation of any of our liquor licenses or the failure to obtain such a license in Kansas, all of which are subject to extensive regulation, could have a material adverse effect on our gaming operations.

The sale of alcoholic beverages at our properties is subject to licensing, control and regulation by state and local agencies in Iowa, Kansas and Louisiana. Subject to limited exceptions, all persons who have a financial interest in DJL, EVD, PGL, DJW, ABC or KSC by ownership, loan or otherwise, must be disclosed in an application filed with, and are subject to investigation by, Iowa, Kansas and Louisiana liquor agencies. All liquor licenses are subject to annual renewal (or bi-annual renewal in Kansas), are revocable and are not transferable. The liquor agencies have broad powers to limit, condition, suspend or revoke any liquor license. Any disciplinary action with respect to any of our liquor licenses could, and any failure to renew or revocation of our liquor licenses or failure of KSC to obtain such a license would, have a material adverse effect on our business.

An increase in the taxes and fees that we pay could have a material adverse effect on us, and might reduce the cash flow available to service our indebtedness.

We are subject to significant taxes and fees relating to our gaming operations, which are subject to increase at any time. Currently, in Iowa, we are taxed at an effective rate of approximately 21% of our adjusted gross receipts by the State of Iowa, we pay the city of Dubuque a fee equal to $500,000 per year and we pay a fee equal to 4.5% and 5.76% of adjusted gross receipts to the DRA and WCDA, respectively. In addition, all Iowa gaming licensees share equally in costs of the Iowa Racing and Gaming Commission and related entities to administer gaming in Iowa, which is currently approximately $0.8 million per year per facility. Currently, at Evangeline Downs, we are taxed at an effective rate of approximately 36.5% of our adjusted gross slot revenue and pay to the Louisiana State Racing Commission a fee of $0.25 for each patron who enters the racino on live race days from the hours of 6:00 pm to midnight, enters the racino during non-racing season from the hours of noon to midnight Thursday through Monday, or enters any one of our OTBs. Our Amelia Belle riverboat casino in

Louisiana pays an annual state gaming tax rate of 21.5% of adjusted gross receipts. Additionally, ABC has an agreement with the Parish of St. Mary to permit the berthing of the riverboat casino in Amelia, Louisiana. That agreement provides for percentage fees based on the level of net gaming revenue as follows: the first $60 million, 2.5%; $60 to $96 million, 3.5%; and greater than $96 million, 5.0%. The annual minimum fee due under the agreement is $1.5 million. The Kansas Star’s management contract with the State of Kansas provides that it will pay total taxes of between 27% and 31% of gross gaming revenue, based on achievement of the following revenue levels: 27% on gross gaming revenue up to $180 million, 29% on amounts from $180 million to $220 million, and 31% on amounts above $220 million in gross gaming revenue. KSC is also contractually obligated to pay its proportionate share of certain expenses incurred by the Kansas Lottery Commission and the Kansas Racing and Gaming Commission, which are estimated to be approximately $1.8 million on an annual basis.

In addition, there have been proposals in the past to tax all gaming establishments, including riverboat casinos, at the federal level. Any material increase in taxes or fees, or in costs of the Iowa Racing and Gaming Commission, the Kansas Lottery Commission, the Kansas Racing and Gaming Commission, the Louisiana State Racing Commission and related entities, would have a material adverse affect on our business.

If we are unable to attract and retain a sufficient number of qualified employees or are required to substantially increase our labor costs, our business, results of operations, cash flows and financial condition will be materially adversely affected.

The operation of our business requires qualified executives, managers and skilled employees with gaming industry experience and qualifications to obtain the requisite licenses. We may have difficulty attracting and retaining a sufficient number of qualified employees and may be required to pay higher levels of compensation than we have estimated in order to do so. If we are unable to attract and retain a sufficient number of qualified employees for our current operations or are required to substantially increase our labor costs, we may not be able to operate our business in a cost effective manner or at all.

We are dependent upon the available labor pool in the markets in which we operate. We are also subject to the Fair Labor Standards Act, which governs matters such as minimum wage, overtime and other working conditions. In February 2007, the State of Iowa passed a bill increasing the minimum wage for Iowa workers. Effective April 1, 2007, the minimum wage for the State of Iowa increased from $5.15 per hour to $6.20 per hour and then to $7.25 effective January 1, 2008. Effective July 24, 2007, July 24, 2008 and July 24, 2009, the federal minimum wage increased to $5.85, $6.55 and $7.25 per hour, respectively. Current Iowa law effectively requires that we pay Iowa employees 25% more than the federally mandated minimum wage rates. DJL and DJW currently pay all of their employees more than the current minimum wage levels. Further changes in applicable state or federal laws and regulations, particularly those governing minimum wages, could increase labor costs, which could have a material adverse effect on our cash flows.

Our operations are affected by increases in energy costs.

We are a large consumer of electricity and other energy in connection with the operation of our gaming properties. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher energy and gasoline prices, which affect our customers, may result in reduced visitation to our casinos and racino and a reduction in our revenues.

We are subject to environmental laws and potential exposure to environmental liabilities. This may affect our ability to develop, sell or rent our property or to borrow money where such property is required to be used as collateral.

We are subject to various federal, state and local environmental laws, ordinances and regulations, including those governing discharges to air and water, the generation, handling, management and disposal of petroleum products or hazardous substances or wastes, and the health and safety of our employees. Permits may be required for our operations and these permits are subject to renewal, modification and, in some cases, revocation. In addition, under environmental laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of removal or remediation of some kinds of hazardous substances or petroleum products on, under, or in its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. In addition, as part of our business in Worth County, Iowa, we operate a gas station, which includes a number of underground storage tanks containing petroleum products. The presence of, or failure to remediate properly, the substances may adversely affect the ability to sell or rent the property or to borrow funds using the property as collateral. Additionally, the owner of a site may be subject to claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

We have reviewed environmental assessments, in some cases including soil and groundwater testing, relating to our currently owned and leased properties in Dubuque, Iowa, and other properties we may lease from the City of Dubuque or other parties. As a result, we have become aware that there is contamination present on some of these properties apparently due to past industrial activities. Additionally, the location of the Kansas Star is the site of several non-operational oil wells, the remediation of which will be addressed as part of the completion of such development project. With respect to parcels we currently own or lease, we believe, based on the types and amount of contamination identified, the anticipated uses of the properties and the potential that the contamination, in some cases, may have migrated onto our properties from nearby properties, that any cost to clean up these properties will not result in a material adverse effect on our earnings and cash flows. We have also reviewed environmental assessments and are not aware of any environmental liabilities related to our properties at EVD, DJW and ABC.

We do not anticipate any material adverse effect on our earnings, cash flows or competitive position relating to existing environmental matters, but it is possible that future developments could lead to material costs of environmental compliance for us and that these costs could have a material adverse effect on our business and financial condition, operating results and cash flows.

All of our voting equity interests are indirectly beneficially owned in the aggregate by managers and executive officers of PGP and such ownership may give rise to conflicts of interest.

All of the Company’s voting equity interests are indirectly beneficially owned or controlled in the aggregate by M. Brent Stevens, Michael Luzich and Terrance W. Oliver. Specifically, Mr. Stevens, our Chief Executive Officer, is also the Chairman of the board of managers of PGP (the “Board of Managers”) and the Chief Executive Officer of PGP, PGL and each of PGL’s subsidiaries. Mr. Stevens indirectly beneficially owns or controls (through his beneficial ownership or control of voting equity interests in PGP) approximately 66.2% of the Company’s voting equity interests. Mr. Luzich, our President and Secretary, is also a Manager of PGP and the President and Secretary of PGP, PGL and each of PGL’s subsidiaries. Mr. Luzich indirectly beneficially owns (through his ownership of voting equity interests in PGP) approximately 32.3% of the Company’s voting equity interests. Mr. Oliver, a Manager of PGP, indirectly beneficially owns (through his direct ownership of interests in The Oliver Family Trust) approximately 1.5% of the Company’s voting equity interests. Andrew Whittaker, a Manager of PGP, indirectly beneficially owns (through his indirect ownership of voting equity interests in PGP) approximately 4.2% (which is included in the calculation of the 66.2% owned or controlled by Mr. Stevens) of the Company’s voting equity interests. In addition, Mr. Stevens has the right to designate three of the five members of the Board of Managers, including one of the two independent managers, and Mr. Luzich has the right to designate two of the five members of the Board of Managers, including one of the two independent managers, for so long as Mr. Stevens and Mr. Luzich, respectively, beneficially hold at least 5% of the voting equity interests of PGP.

Because of their controlling interests, these individuals have the power to elect a majority of our managers, appoint new management and approve any action requiring the approval of holders of our equity interests, including adopting amendments to our certificate of formation, approving mergers or sales of substantially all of our assets or changes to our capital structure. It is possible that the interests of these individuals may in some circumstances conflict with our interests and your interests as holders of the Notes.

PGP is, through PGL, the sole member of each of DJL, EVD, DJW, ABC, and KSC. Neither PGP nor any of its affiliates is restricted from managing other gaming operations, including new gaming ventures or facilities that may compete with ours, except that certain restrictions under the Amended DRA Operating Agreement will terminate if we or any of our affiliates operate another facility in Dubuque County or the adjoining counties of Illinois or Wisconsin. If PGP or any of its affiliates decides to manage other gaming operations, such activities could require a significant amount of attention from PGP’s officers and managers and require them to devote less time to managing our operations. While we believe that any new ventures will not detract from PGP’s ability to manage and operate our business, there can be no assurance that such ventures would not have a material adverse effect on us.

We may not be able to successfully identify attractive acquisitions, successfully integrate acquired operations or realize the intended benefits of acquisitions.

We evaluate from time to time attractive acquisition opportunities involving casino and other gaming operations. This strategy is subject to numerous risks, including:

•	an inability to obtain sufficient financing to complete its acquisitions;

•	an inability to negotiate definitive acquisition agreements on satisfactory terms;

•	difficulty in integrating the operations, systems and management of acquired assets and absorbing the increased demands on its administrative, operational and financial resources;

•	the diversion of its management’s attention from its other responsibilities;

•	the loss of key employees following completion of its acquisitions;

•	the failure to realize the intended benefits of and/or synergies created by its acquisitions;

•	its being subject to unknown liabilities; and

•	the need for a greater amount of capital, infrastructure or other spending than anticipated.

Our inability to effectively address these risks could force us to revise our business plan, incur unanticipated expenses or forego additional opportunities for expansion.

Risk Factors Relating to Construction

There are significant risks associated with our planned development of the Kansas Star facility, which could adversely affect our financial condition, results of operations or cash flows from these planned facilities.

The development of the Kansas Star facility entails significant risks. Construction activity requires us to obtain qualified contractors and subcontractors, the availability of which may be uncertain. Construction projects are subject to cost overruns and delays caused by events not within our control or, in certain cases, our contractors’ control, such as shortages of materials or skilled labor, unforeseen engineering, environmental and/or geological problems, work stoppages, weather interference, unanticipated cost increases and unavailability of construction materials or equipment. Construction, equipment or staffing problems or difficulties in obtaining any of the requisite materials, licenses, permits, allocations and authorizations from governmental or regulatory authorities could increase the total cost, delay, jeopardize or prevent the construction or opening of the project or otherwise affect the design and features of the Kansas Star facility.

While we expect to enter into a fixed-price or guaranteed maximum price contract with a construction manager or general contractor for the construction of the Kansas Star facility, there is no guarantee we will be able to do so. As a result, we may be required to rely heavily on our in-house development and construction team to manage construction costs and coordinate the work of the various trade contractors. The lack of any fixed-price contract with a construction manager or general contractor will put more of the risk of cost-overruns on us. If we are unable to manage costs or we are unable to raise additional capital required to complete the Kansas Star facility, we may not be able to open or complete the project, which may have an adverse impact on our business and prospects for growth.

The anticipated costs and completion date for the Kansas Star facility are based on a budget, design, development and construction documents and schedule estimates that we have prepared with the assistance of architects and are subject to change as the design, development and construction documents are finalized and actual construction work is performed. Our contract with the State of Kansas contractually commits us to open the various phases of our project by certain designated dates. A failure to complete the Kansas Star facility on budget or on schedule may result in the termination of our management contract with the State of Kansas and adversely affect our financial condition, results of operations or cash flows.

We will need additional financing to complete development and construction of the Kansas Star facility. We currently have no financing commitments in place to finance the development and construction costs for the Kansas Star facility other than our revolving credit facility, the availability of which may fluctuate from time to time, and is not sufficient by itself to finance the capital requirements of the Kansas Star project. There can be no assurance that we will be able to obtain the necessary financing on favorable terms or at all. The failure to timely obtain the necessary financing could adversely affect our ability to construct the Kansas Star facility.

The development costs of the Kansas Star facility are estimates only, and actual development costs may be higher than expected.

Our plans and specifications for the Kansas Star facility are not complete and will only be finalized after the closing of this offering. We have developed our budgets based on our preliminary plans, which are subject to change. We expect the total development cost of the Kansas Star facility to be approximately $295 million, including the privilege fee, construction costs, land acquisition costs, development costs relating to a hotel which we anticipate being developed by a third party, costs of furniture, fixtures and equipment, pre-opening expenses, initial cage cash, and other development costs. While we believe that the overall budget for the development costs for the Kansas Star facility is reasonable, these development costs are only estimates and the actual development costs may be significantly higher than expected. For example, a delay in the commencement of construction beyond the scheduled commencement date may increase the overall budget for the Kansas Star facility and, under certain circumstances, we may be responsible for the increased costs. Other unforeseen or unexpected difficulties or delays may also adversely impact the Kansas Star facility’s budget. Our inability to pay development costs as they are incurred will negatively affect our ability to complete the Kansas Star facility on time.

Our ability to begin construction is dependent on completing the acquisition of the land on which the Kansas Star facility will be built.

While we have obtained legally-binding option agreements, we do not currently own the parcels of land on which the Kansas Star facility will be built. Any significant delay in the closing of any necessary land acquisition transactions will delay the scheduled commencement of construction of the Kansas Star facility, which could substantially delay its completion and eventual opening and increase its eventual cost. In extreme circumstances, we may not be able to complete the necessary land acquisition transactions at all, in which case we would not be able to build the Kansas Star facility on our intended site, which could materially adversely affect our plan of operations and financial condition.

Our contract with the State of Kansas requires us to open the Kansas Star and complete various phases of construction by specified dates.

Our Lottery Gaming Facility Management Contract with the State of Kansas contractually obligates us to open certain phases of our project by certain specified dates. With certain exceptions, our interim gaming facility must open for business no later than February 14, 2012, while our permanent gaming facility must be completed by January 14, 2013, and our entire construction project (as set forth in the contract) must be completed no later than January 14, 2015. If we fail to meet these completion dates, we would be in breach of the contract. If we breach our management contract, the State of Kansas has certain remedies, up to and including cancellation of our contract, which if it occurred, would cause a material adverse impact with respect to our business, results of operations, cash flows and financial condition.

There are significant risks associated with major construction projects that may prevent completion of the Kansas Star facility on time and within our estimated budget.

The budget estimated for the Kansas Star facility is based on preliminary projections, conceptual design documents and schedule estimates that have been prepared with the assistance of our architects and construction manager and is subject to change as the plans and design documents are developed and as contract packages are let into the marketplace.

Major construction and development projects of the scope and scale of the Kansas Star facility are subject to significant development and construction risks, including the following:

•	changes to plans and specifications, some of which may require the approval of the Kansas Lottery Commission;

•	engineering problems, including defective plans and specifications;

•	shortages of, and price increases in, energy, materials and skilled and unskilled labor, and inflation in key supply markets;

•

changes in laws and regulations, or in the interpretation and enforcement of laws and regulations, applicable to gaming facilities, real estate development or construction projects, including by the Kansas Racing and Gaming Commission;

•	labor disputes or work stoppages;

•	disputes with and defaults by contractors and subcontractors;

•	site conditions differing from those anticipated;

•	environmental issues, including the discovery of unknown environmental contamination;

•	health and safety incidents and site accidents;

•	weather interferences or delays;

•	fires and other natural disasters; and

•	other unanticipated circumstances or cost increases.

In addition, we have yet to receive a number of the remaining zoning and planning approvals, licenses, permits, entitlements and other approvals required to construct and operate the Kansas Star facility. Furthermore, many of our zoning and planning approvals, licenses, permits, entitlements and other approvals, whether already issued or to be issued, are subject to an appeal period which has not yet run and in which challenges may be asserted. If we do not obtain these permits, zoning and planning approvals, licenses, entitlements or other approvals in a timely manner, do not obtain them on favorable terms and conditions or at all, our ability to complete the Kansas Star facility or to operate it may be materially adversely affected. The occurrence of any of these development and construction risks could increase the total costs of the Kansas Star facility, or delay or prevent the construction or opening or otherwise affect the design and features of the Kansas Star facility, which could materially adversely affect our plan of operations, financial condition and ability to satisfy our obligations under the Notes.

USE OF PROCEEDS

The net proceeds from this offering will be used to develop the first phase of the Kansas Star. As of the date hereof, the remaining costs to develop the first phase of the project are expected to be approximately $202 million. In addition to the net proceeds from the offering of the Additional Notes, we plan to (i) obtain slot vendor and equipment financing of $42 million, (ii) use cash flow from our existing operations, (iii) use cash flow from the interim casino operations at Kansas Star before the first phase of the project is complete to fund phase one of the Kansas Star development project and (iv) incur up to $80.0 million in additional senior secured debt (see “Summary—Kansas Development Project—Related Transactions” for additional information). Further, we have executed a term sheet and expect to enter into an agreement with a third party hotel developer/operator to separately build, finance, and operate the $20 million hotel, although no assurances can be given that we will obtain the slot vendor and equipment financing or enter into a separate hotel agreement.

In addition to the sources above, our senior secured credit facility, based on availability at the time, may also be used to help fund any shortfall if necessary.

The second phase of the Kansas Star is budgeted at $65 million and is expected to be funded from cash flows from operations and, if necessary, availability under our senior secured credit facility. See “Risk Factors—Risk Factors Relating to Construction—There are significant risks associated with our planned development of the Kansas Star facility, which could adversely affect our financial condition, results of operations or cash flows from these planned facilities.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2010:

•	on a consolidated basis for PGL and each of its subsidiaries;

•	on an as-adjusted basis, to give effect to the issuance of the Additional Notes and the payment of certain fees associated therewith;

•

on an as further adjusted basis, to give effect to the issuance of the Additional Notes, a potential future issuance of additional Secured Notes in the aggregate principal amount of $80.0 million and the payment of certain fees associated therewith. No assurances can be given that we will issue such additional Secured Notes. This offering circular is not an offer to sell or a solicitation of an offer to buy any additional Secured Notes. A potential future offering of additional Secured Notes, if any, would be made only by a separate offering circular or offering memorandum which would be made available at the time of such offering.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto contained in PGL’s annual report on Form 10-K for the year ended December 31, 2009 and its quarterly report on Form 10-Q for the nine months ended September 30, 2010, both of which are incorporated by reference herein.

	As of September 30, 2010
	Actual	As Adjusted(1)(2)	As Further Adjusted(3)(2)
	(Dollars in thousands)
Total cash and cash equivalents	$23,572	$71,172	$148,072

Senior secured credit facility(4)	—	—	—
FF&E term loan facility	5,571	5,571	5,571
Capital leases & notes payable	122	122	122
8.375% senior secured notes(5)	235,339	235,339	315,339
10.75% senior unsecured notes(6)	297,820	347,820	347,820

Total debt	538,852	588,852	668,852
Total members’ deficit	(66,431)	(66,431)	(66,431)

Total capitalization	$472,421	$522,421	$602,421

(1)	As Adjusted data has been adjusted to give effect to the issuance of the Additional Notes at par and the payment of certain fees associated therewith.
(2)	Total cash and cash equivalents and the other data presented in the As Adjusted and As Further Adjusted columns have not been adjusted to give effect to our payment in November 2010 of a $25.0 million privilege fee to the State of Kansas in connection with our development of the Kansas Star. The privilege fee was paid using cash on hand and borrowings under the PGL Credit Facility. As of the date of this offering circular, we have no outstanding borrowings under the PGL Credit Facility.
(3)	As Further Adjusted data has been adjusted to give effect to the issuance of the Additional Notes and the additional Secured Notes at par and the payment of certain fees associated therewith, including a payment of $0.3 million in consent fees in connection with the concurrent consent solicitation discussed under the caption “Summary—Kansas Development Project—Related Transactions.”
(4)	In conjunction with the Secured Notes consent solicitation, we expect to enter into a consent and amendment under our senior secured credit facility to, among other things, permit the issuance of the additional Secured Notes, reduce availability under our credit facility from $58.5 million to $50.0 million and to permit certain capital expenditures in connection with the Kansas Star development project. See “Description of Certain Indebtedness—PGL Credit Facility.”
(5)	Net of discount of $4,661 attributable to the Secured Notes.
(6)	Net of discount of $7,180 attributable to the Outstanding Notes.

Item 8.01.	Other Events.

On January 27, 2011, the Company announced that the Company and Peninsula Gaming Corp., a wholly-owned subsidiary of the Company (together, the “Issuers”), are proposing to issue $50 million in aggregate principal amount of 10 3/4% Senior Unsecured Notes due 2017 (the “Unsecured Notes”). The Unsecured Notes will be unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future domestic subsidiaries that are not unrestricted domestic subsidiaries, other than Peninsula Gaming Corp., the co-issuer of the Unsecured Notes.

The net proceeds from the offering of the Unsecured Notes will be used primarily to develop the first phase of the Company’s new gaming facility in Mulvane, Kansas and for other permissible corporate uses.

The Unsecured Notes are being offered only to qualified institutional buyers under Rule 144A of the Securities Act and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act. The Unsecured Notes have not been registered under the Securities Act, any other federal securities laws, or the securities laws of any state, and until so registered, the Unsecured Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

In addition, on January 27, 2011, the Company announced the commencement of a solicitation of consents (the “Consent Solicitation”) to amend (the “Proposed Amendments”) the indenture (the “Secured Notes Indenture”) governing the Issuers’ 8.375% Senior Secured Notes due 2015 (the “Secured Notes”). The purpose of the Consent Solicitation is to obtain approval of the Proposed Amendments from the holders of the Secured Notes to enable the Issuers to issue additional second-lien notes under the Secured Notes Indenture pursuant to the first-lien senior secured debt basket of the Indenture (with any issuance of additional Secured Notes under that basket effectively reducing the amount of first-lien secured debt that can be incurred under the Secured Notes Indenture).

This disclosure shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Unsecured Notes or the Secured Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This disclosure is not a solicitation of consents, and no recommendation is made, or has been authorized to be made, as to whether or not holders of Secured Notes should consent to the adoption of the Proposed Amendments pursuant to the Consent Solicitation. Each holder of Secured Notes must make its own decision as to whether to give its consent to the Proposed Amendments. The Consent Solicitation is made only by the Consent Solicitation Statement. The Consent Solicitation is not being made to holders of Secured Notes in any jurisdiction in which the making thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

A copy of our press release announcing the offering of the Unsecured Notes and the Consent Solicitation is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Peninsula Gaming, LLC, dated January 27, 2011 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENINSULA GAMING, LLC

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

PENINSULA GAMING CORP.

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Chief Executive Officer

Date: January 27, 2011